United States securities and exchange commission logo





                     February 16, 2021

       Edward Smith
       President, Chief Executive Officer and Director
       SMTC CORP
       7050 Woodbine Avenue
       Markham, Ontario
       Canada L3R 4G8

                                                        Re: SMTC CORP
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 21,
2021
                                                            File No. 000-31051

       Dear Mr. Smith:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Chris Hall